“Exhibit 99.1”

99¢ ONLY STORES® REPORTS SECOND QUARTER FISCAL 2009 FINANCIAL RESULTS

Profit Improvement Plan on track for Non-Texas Operations

CITY OF COMMERCE, Calif. – November 6, 2008 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the second quarter of fiscal 2009 ended September 27, 2008.

Highlights for Second Quarter Fiscal 2009 versus Second Quarter Fiscal 2008:

▪	Increased retail sales in the Company’s non-Texas retail operations by 9.2% to $276.4 million; same-store sales increased 4.7% (non-Texas sales are 89.7% of total sales)

▪	Non-Texas gross margin increased by 150 basis points to 39.2%

▪	Product cost decreased by 70 basis points to 58.1% of sales despite rising food and commodity costs

▪	Shrinkage decreased 60 basis points to 2.6%

▪	Non-Texas SG&A improved 90 basis points

▪	Retail operating costs improved 30 basis points despite wage increases

▪	Distribution and transportation costs were flat despite increased fuel prices and wage increases

▪	Corporate G&A costs decreased 30 basis points and were contained to 4.6% of sales

▪	Non-Texas operating income improved from an operating loss of $4.4 million to an operating profit of $2.0 million, an improvement of 240 basis points to 0.7% operating income.

▪
The Consolidated Net Loss for Non-Texas and Texas operations combined was $9.4 million or $0.13 per diluted share including the impairment of Texas leasehold assets of $10.1 million and an operating loss in Texas operations of $3.7 million.  Excluding these losses in Texas operations of $13.8 million, the Company’s consolidated earnings before tax would have been $1.3 million, or approximately $0.01 per share after applying the Company’s effective tax rate.

Eric Schiffer, CEO of 99¢ Only Stores® stated, “We are pleased with the solid progress we made with our business in the second quarter.  In addition to a strong sales performance, we started to realize significant benefits from our profit improvement plan.  In September, our board decided to exit the Texas market, which will enable us in the long term to focus all our resources on continuing to improve our core operations.  We also implemented a small price increase of almost a penny in the last week of the second quarter that we believe will have a positive impact on both our top and bottom lines in future quarters.”

Mr. Schiffer continued, “During the second quarter, we made positive strides in all aspects of our profit improvement plan, which is reflected in the improved margin performance for our core non-Texas operations.  We improved our gross margin by 150 basis points, as our seasoned buying team implemented our variable pricing, our operations team implemented new merchandising program and we reduced our shrink.  For the second consecutive quarter, we were able to improve our store labor costs and hold our distribution and transportation costs flat, despite minimum wage increases and higher year-over-year fuel costs.  We are pleased with the tangible progress we have made to-date in our turnaround efforts, and we believe that we will be able to meet our previously outlined goals for our profit improvement plan in our non-Texas operations.”

Consolidated Results (including Texas and non-Texas stores)

The Company is reporting the results of its Texas operations on a consolidated basis with its Non-Texas operations in its Quarterly Report on Form 10-Q in accordance with GAAP.  When stores and facilities in Texas are sold or cease operations in future quarters, the operating results for those locations will be reported utilizing the accounting treatment for discontinued operations in the following quarterly report.  In addition, the Company is also providing a breakdown of its operating results for non-Texas and Texas operations and a reconciliation to its GAAP consolidated results (see Table 1 at the end of this release), because the Company recently announced that it will exit the Texas market and believes it is more meaningful to investors to review this information broken down between non-Texas and Texas operations.  The breakdown for Texas operations includes only revenues and expenses incurred directly in its Texas operations with no allocation of costs incurred in its California distribution center or corporate offices. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Net consolidated sales for the second quarter of fiscal 2009 were $317.8 million, a 9.2% increase compared to net sales of $290.9 million for the second quarter of fiscal 2008.  Retail sales for the second quarter were $307.4 million, up 9.5% compared to retail sales of $280.6 million in the same period last year.  Same-store sales for the second quarter of fiscal 2009 increased 4.7% versus the second quarter of fiscal 2008.  The second quarter of fiscal 2009 contained 91 selling days compared to 92 selling days in the second quarter of fiscal 2008 due to the Company’s change to a retail calendar.

Gross profit for the fiscal 2009 second quarter was $122.7 million, compared to $108.1 million in the second quarter of the prior fiscal year.  The Company's gross profit margin was 38.6% in the fiscal 2009 second quarter versus 37.2% in the second quarter of the prior fiscal year.

Selling, general, and administrative expenses were $134.5 million, or 42.3% of sales, in the fiscal 2009 second quarter versus $117.9 million, or 40.5% of sales, in the second quarter of the prior year, including the impairment of Texas leasehold assets of $10.1 million due to the Company’s previously announced decision to exit the Texas market.

Operating loss for the second quarter of fiscal 2009 was $11.8 million compared to $9.8 million in the second quarter of fiscal 2008.  The Company’s operating loss reflects an operating loss in Texas of $3.7 million and also reflects the $10.1 million leasehold asset impairment charge in Texas.  Excluding these charges, the Company’s operating income was $2.0 million.

Net loss for the second quarter of fiscal 2009 was $9.4 million, or $0.13 per diluted share, compared to net loss of $5.2 million, or $0.07 per diluted share, for the second quarter of fiscal 2008.  Excluding the Texas leasehold asset impairment charge of $10.1 million, the Texas operating loss of $3.7 million, and a $1.7 million investment impairment charge, pre-tax income for the second quarter of fiscal 2009 was $3.0 million, or approximately $0.03 per diluted share after applying the Company’s effective tax rate.

For the first half of fiscal 2009, net sales were $622.7 million compared to net sales of $583.9 million in the first half of fiscal 2008.  Retail sales for the first half of fiscal 2009 were $602.1 million compared to $563.5 million in the comparable period last year.  Same-store sales increased 2.1% in the first half of fiscal 2009.  Net loss for the first half of fiscal 2009 was $10.9 million, or $0.16 per diluted share, compared to net loss of $2.2 million, or $0.03 per diluted share in the first half of fiscal 2008.

Ongoing Non-Texas Results

Retail sales for the Company’s ongoing non-Texas operations were $276.4 million in the second quarter of fiscal 2009, a 9.2% increase from retail sales of $253.0 in the comparable period last year.  Same-store sales for the second fiscal quarter increased 4.7%.  (See Table 1 at the end of this release for a non-GAAP breakdown and reconciliation to GAAP consolidated results.)

Gross profit for the Company’s non-Texas operations was $111.7 million in the second quarter of fiscal 2009 compared to $98.7 million the second quarter of fiscal 2008.  This equates to a gross profit margin of 39.2% for the second quarter of fiscal 2009, a 150 basis point improvement from a gross profit margin of 37.7% in the comparable period last year.  This improvement reflects a 70 basis point improvement in product margins, and a 60 basis point improvement in shrinkage, underscoring the success of the Company’s variable pricing and remerchandising initiative in its profit improvement plan and the Company’s focus on reducing both spoilage and other sources of shrink.

Non-Texas selling, general, and administrative expenses were $109.7 million, or 38.5% of sales, in the fiscal 2009 second quarter versus $103.1 million, or 39.4% of sales in the second quarter of the prior year.  The Company’s improved SG&A expenses are a result of decreased store labor costs despite minimum wage increases in California and Arizona, another key element of the Company’s profit improvement plan.  Additionally, the Company’s distribution and transportation costs were flat year-over-year despite higher fuel costs, highlighting progress with the Company’s key strategic initiative to improve distribution and transportation costs, and corporate G&A costs were contained to the Company’s goal of 4.6% of sales even after eliminating sales from Texas and without allocating any corporate costs to Texas operations.

Non-Texas operating income for the second quarter of fiscal 2009 was $2.0 million compared to a loss of $4.4 million in the second quarter of fiscal 2008, an improvement of 240 basis points.

Mr. Schiffer concluded, “We continue to see solid traffic trends and remain well-positioned to capitalize on the current economic condition by offering consumers remarkable savings on every -day items.  We are still receiving substantial free publicity including being featured on the popular Rachael Ray Show in October.  We look forward to continued improvements from our profit improvement plan as we enter the second half of fiscal 2009.”

Cash and Liquidity

As of the end of the second quarter, the Company held $120.3 million in cash and short and long term marketable securities, and had virtually no debt.

SHARE REPURCHASE PROGRAM

During the quarter, the Company repurchased 118,378 shares of its common stock in the open market for a total expenditure of $0.9 million.  At the end of the fiscal 2009 second quarter, the Company has approximately $29.1 million available for future repurchases under its $30 million share repurchase program authorized in June 2008.

STORE OPENINGS

For the first half of fiscal 2009, the Company opened fourteen stores, nine in California, two in Texas, two in Arizona, and one in Nevada.  The Company plans to open five additional stores during the second half of fiscal 2009, all in California, and will close or sell its stores in Texas.  Outside Texas, the Company currently operates 234 stores, with 198 stores in California, 24 in Arizona, and 12 in Nevada.

OUTLOOK

While the Company has been faced with significant additional challenges, the benefits of its pricing, merchandising programs, improvements in labor productivity, shrinkage and operating efficiency are expected to continue and ultimately help achieve the Company’s long term profit improvement plan for its non-Texas operations.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our second quarter and the other matters described in this release is scheduled for today, Thursday, November 6, 2008 at 1:30 p.m. Pacific Time.  Investors interested in participating in the live call can dial (877) 407-0784 from the U.S.  International callers can dial (201) 689-8560.  Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Second Quarter Fiscal 2009 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, November 20, 2008, by dialing (877) 660-6853 from the U.S., or (201) 612-7415 from international locations, and entering account number 3055 and confirmation code 301805.

A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

EXCERPTED INFORMATION FROM THE 10-Q FOR THE QUARTER ENDED SEPTEMBER 27, 2008

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	September 27, 2008	March 29, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,061	$9,462
Short-term investments	82,341	80,393
Accounts receivable, net for allowance of doubtful accounts of $91 and $159 at September 27, 2008 and March 29, 2008, respectively	2,270	2,144
Income taxes receivable	7,527	2,712
Deferred income taxes	29,221	29,221
Inventories, net	164,911	138,167
Assets held for sale	7,521	8,724
Other	5,833	7,217
Total current assets	300,685	278,040
Property and equipment, net	282,258	287,082
Long-term deferred income taxes	28,485	27,906
Long-term investments in marketable securities	36,944	41,852
Deposits and other assets	12,821	14,530
Total assets	$661,193	$649,410

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41,612	$25,048
Payroll and payroll-related	11,145	10,181
Sales tax	5,123	5,527
Other accrued expenses	21,688	16,511
Workers’ compensation	43,332	42,814
Current portion of capital lease obligation	62	59
Construction loan, current	7,320	7,319
Total current liabilities	130,282	107,459
Deferred rent	10,407	10,663
Deferred compensation liability	3,882	4,213
Capital lease obligation, net of current portion	552	584
Other liabilities	508	—
Total liabilities	145,631	122,919
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 69,942,113 shares at September 27, 2008 and 70,060,491 shares at March 29, 2008	230,439	228,673
Retained earnings	286,652	298,478
Other comprehensive loss	(1,529)	(660)
Total shareholders’ equity	515,562	526,491
Total liabilities and shareholders’ equity	$661,193	$649,410

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Second Quarter Ended		For the First Half Ended
	September 27, 2008	September 30, 2007	September 27, 2008	September 30, 2007
Net Sales:
99¢ Only Stores	$307,400	$280,617	$602,117	$563,474
Bargain Wholesale	10,376	10,289	20,583	20,408
Total sales	317,776	290,906	622,700	583,882

Cost of sales (excluding depreciation and amortization expense shown separately below)	195,093	182,788	383,137	361,651
Gross profit	122,683	108,118	239,563	222,231
Selling, general and administrative expenses:
Operating expenses	125,775	109,642	235,901	214,944
Depreciation and amortization	8,681	8,257	17,401	16,464
Total selling, general and administrative expenses	134,456	117,899	253,302	231,408
Operating loss	(11,773)	(9,781)	(13,739)	(9,177)

Other (income) expense:
Interest income	(1,100)	(1,858)	(2,232)	(3,866)
Interest expense	195	220	408	395
Other	1,677	(322)	1,355	(345)
Total other (income) expense	772	(1,960)	(469)	(3,816)

Loss before (benefit) for income taxes and minority interest	(12,545)	(7,821)	(13,270)	(5,361)
Benefit for income taxes	(3,131)	(2,650)	(3,702)	(3,154)
Net loss before minority interest	(9,414)	(5,171)	(9,568)	(2,207)
Minority interest	—	—	(1,357)	—
Net loss	$(9,414)	$(5,171)	$(10,925)	$(2,207)

Loss per common share:
Basic	$(0.13)	$(0.07)	$(0.16)	$(0.03)
Diluted	$(0.13)	$(0.07)	$(0.16)	$(0.03)

Weighted average number of common shares outstanding:
Basic	70,016	70,054	70,038	70,027
Diluted	70,016	70,054	70,038	70,027

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share data)
	First Half Ended
	September 27, 2008	September 30, 2007
Cash flows from operating activities:
Net loss	$(10,925)	$(2,207)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	17,401	16,464
(Gain) loss on disposal of fixed assets	(6)	41
Gain on sale of partnership	(1,542)	—
Fixed assets impairment	10,355	531
Investments impairment	1,677	—
Minority interest in partnership	1,357	—
Excess tax benefit from share-based payment arrangements	—	(130)
Deferred income taxes	440	—
Stock-based compensation expense	1,766	2,431
Tax benefit from exercise of non qualified employee stock options	—	252
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(126)	306
Inventories	(26,742)	(15,208)
Deposits and other assets	1,006	(506)
Accounts payable	15,788	(2,150)
Accrued expenses	6,825	2,156
Accrued workers’ compensation	518	(605)
Income taxes	(4,815)	(7,497)
Deferred rent	(256)	839
Net cash provided by (used in) operating activities	12,721	(5,283)

Cash flows from investing activities:
Purchases of property and equipment	(22,163)	(18,777)
Sale of fixed assets	32	—
Purchases of investments	(28,553)	(78,925)
Sales and maturity of available for sale securities	28,273	102,193
Proceed from sale of partnership asset	2,218	—
Net cash (used in) provided by investing activities	(20,193)	4,491
Cash flows from financing activities:
Repurchases of common stock	(901)	—
Payments of capital lease obligation	(29)	(28)
Proceeds from exercise of stock options	—	772
Proceeds from the consolidation of construction loan	1	20
Excess tax benefit from share-based payment arrangements	—	130
Net cash (used in) provided by financing activities	(929)	894
Net (decrease) increase in cash	(8,401)	102
Cash and cash equivalents - beginning of period	9,462	983
Cash and cash equivalents - end of period	$1,061	$1,085

99¢ ONLY STORES
Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1

Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Q2%		Q2%		Q2%		Q2%		Q2%		Q2%
($ millions) (3)	FY09	Sales	FY08	Sales	FY09	Sales	FY08	Sales	FY09	Sales	FY08	Sales
Revenues
Retail	$276.4		$253.0		$31.0		$27.6		$307.4		$280.6
Bargain Wholesale	$8.5		$8.7		$1.9		$1.6		$10.4		$10.3
Total	$284.9	100%	$261.7	100%	$32.8	100%	$29.2	100%	$317.8	100%	$290.9	100%

Cost of Goods Sold
Purchase Cost	$165.4	58.1%	$153.9	58.8%	$19.2	58.6%	$17.2	58.8%	$184.7	58.1%	$171.1	58.8%
Shrink (including scrap)	$7.4	2.6%	$8.3	3.2%	$1.9	5.6%	$1.8	6.3%	$9.3	2.9%	$10.1	3.5%
Other	$0.4	0.1%	$0.8	0.3%	$0.8	2.4%	$0.8	2.6%	$1.1	0.4%	$1.6	0.5%
Total Cost of Goods Sold	$173.2	60.8%	$163.0	62.3%	$21.9	66.7%	$19.8	67.7%	$195.1	61.4%	$182.8	62.8%

Gross Margin	$111.7	39.2%	$98.7	37.7%	$11.0	33.3%	$9.4	32.3%	$122.7	38.6%	$108.1	37.2%

Selling, General and Administrative Expenses
Retail Operating	$71.8	25.2%	$66.8	25.5%	$9.7	29.5%	$9.1	31.1%	$81.4	25.6%	$75.9	26.1%
Distribution and Transportation	$17.1	6.0%	$15.7	6.0%	$2.1	6.4%	$2.5	8.6%	$19.2	6.0%	$18.3	6.3%
Corporate G&A	$13.0	4.6%	$12.9	4.9%	$0.4	1.3%	$0.2	0.7%	$13.4	4.2%	$13.2	4.5%
Store Asset Impairment	$0.2	0.1%	$0.0	0.0%	$10.1	30.8%	$0.5	1.8%	$10.4	3.3%	$0.5	0.2%
Other (incl. Stock-comp and Minority Interest) (1)	$1.3	0.5%	$1.7	0.7%	$0.1	0.3%	$0.1	0.3%	$1.4	0.4%	$1.8	0.6%

Operating Expenses	$103.3	36.3%	$97.2	37.1%	$22.4	68.3%	$12.4	42.6%	$125.8	39.6%	$109.6	37.7%
Depreciation & Amortization	$6.4	2.2%	$5.9	2.3%	$2.3	7.0%	$2.3	8.0%	$8.7	2.7%	$8.3	2.8%
Total Operating Expenses	$109.7	38.5%	$103.1	39.4%	$24.7	75.3%	$14.8	50.6%	$134.5	42.3%	$117.9	40.5%

Operating (loss) income	$2.0	0.7%	$-4.4	-1.7%	$-13.8	-42.0%	$-5.4	-18.3%	$-11.8	-3.7%	$-9.8	-3.4%

Other (Income) Expense (2)									$0.8	0.2%	$-2.0	-0.7%
(Loss) income before (benefit) for taxes and minority interest									$-12.5	-3.9%	$-7.8	-2.7%

(Benefit) for Income Taxes									$-3.1	-1.0%	$-2.7	-0.9%
Net (loss) income before minority interest									$-9.4	-3.0%	$-5.2	-1.8%

Minority Interest									$0.0	0.0%	$0.0	0.0%
Net (loss) income									$-9.4	-3.0%	$-5.2	-1.8%

EPS
Basic									(0.13)		(0.07)
Diluted									(0.13)		(0.07)
Shares Outstanding
Basic									70,016		70,054
Diluted									70,016		70,054

(1)	Other SG&A includes Stock-based compensation, Minority Interest and SG&A for the Bargain Wholesale division.
(2)	Includes Q2 FY09 investment impairment of $1.7 mil.
(3)	Dollar amounts and percentages may not add up due to rounding.

*                      *                      *                      *                      *

Founded over 25 years ago, 99¢ Only Stores® operates 281 extreme value retail stores with 198 in California, 47 in Texas, 24 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. The Company’s New York Stock Exchange symbol is NDN. The Company’s 281st store opened today in El Cajon, California.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the results of our initiatives to address shrink, and the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.